EXHIBIT 99.1

Star Gas Partners, L.P. Reports Fiscal 2010 Third Quarter Results

Board Authorizes Additional Common Unit Repurchases

STAMFORD, Conn., Aug. 3, 2010 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2010 third quarter and the nine-month period ended June 30, 2010. Separately, the Board of Directors of the Partnership's General Partner authorized the repurchase of up to an additional 7.0 million common units. As of June 30, 2010, Star Gas had 68.3 million common units outstanding. The prior authorization for the purchase of 7.5 million common units was completed in June, 2010.

For the fiscal 2010 third quarter, Star reported a 5.4 percent increase in total revenues to $176.8 million, compared to total revenues of $167.7 million in the prior year period, principally in recognition of a rise in other petroleum product sales of $6.1 million driven largely by an increase in selling prices. Home heating oil product revenue declined by $2.3 million as the impact of higher home heating oil selling prices of 20.7 percent was more than offset by a decline in home heating oil volume of 18.9 percent, primarily due to warmer temperatures of 27.5 percent. Service and installation sales increased $5.3 million, or 12.9 percent, reflecting revenue from the Champion acquisition and additional air conditioning installation and service revenue.

During the three-month period ended June 30, 2010, operating income decreased $14.8 million to an operating loss of $13.9 million, due to the impact of warmer temperatures which led to lower home heating oil gross profit and an unfavorable non-cash change in the fair value of derivative instruments of $12.0 million. The Partnership reported a net loss of $10.0 million, an $8.1 million greater loss than that of the fiscal 2009 third quarter.

The Adjusted EBITDA loss increased $2.5 million to $7.5 million, as compared to an Adjusted EBITDA loss of $5.0 million for the three months ended June 30, 2009, as the impact of the decline in home heating oil volume more than offset the impact of higher per gallon margins. Acquisitions and related expenses accounted for $0.9 million of the increase in the Adjusted EBITDA loss.

Star Gas Partners Chief Executive Officer, Dan Donovan, stated, "This quarter saw some rather unusual swings in several aspects of our business, reflecting both extreme weather trends and fluctuating petroleum pricing. With high temperatures in much of our coverage area, volumes fell dramatically, while oil prices rose when compared to the prior year period. However, not surprisingly, we saw strong demand for our air conditioning services, helping drive 13 percent growth in our overall installation and service business, an area we continue to target for further expansion. Our integration with Champion Energy remains on track, and we are proud to have their customer base under the Star umbrella. Overall, we believe the Partnership is well positioned financially and operationally for the coming quarters, and we are pleased to announce the additional 7.0 million common unit repurchase authorization. This clearly indicates our belief in the positive outlook for Star, as we view buying our own units as a very sound investment."

For the nine months ended June 30, 2010, Star reported a 1.3 percent decrease in total revenues to $1.1 billion, as a reduction in home heating oil volume and other petroleum products was largely offset by higher selling prices and an increase in installation and service revenue. Home heating oil volume declined due to warmer temperatures of 9.1 percent and net customer attrition.

Operating income for the first nine months of fiscal 2010 declined by $16.6 million to $87.8 million, as a $27.8 million decline in product gross profit and a $9.3 million unfavorable change in the fair value of derivatives was somewhat offset by a $5.6 million improvement in service profitability and lower operating expenses (including depreciation and amortization) of $14.9 million.

The Partnership reported net income of $42.5 million for the nine months ended June 30, 2010, as compared to net income of $98.7 million for the nine months ended June 30, 2009.

Adjusted EBITDA decreased $12.0 million to $93.3 million for the nine months ended June 30, 2010, as compared to $105.3 million for the nine months ended June 30, 2009, as the impact of warmer temperatures and net customer attrition on home heating oil volume more than offset the effects of higher per gallon margins and lower operating costs. In addition, Adjusted EBITDA was reduced by $0.9 million due to acquisitions and related expenses.

In June 2010, the Partnership completed the initial stage of its unit repurchase program under which an aggregate 7.5 million common units of Star Gas were acquired. The Board of Directors of the General Partner has authorized the Partnership to acquire up to an additional 7 million common units under its repurchase program. The authorized common unit repurchases may be made from time-to-time in the open market, in privately negotiated transactions or in such other manner as deemed appropriate by management.  The program does not have a time limit. The Partnership's repurchase activities will take into account SEC safe harbor rules and guidance for issuer repurchases.

In order to facilitate the common unit repurchase, the Partnership intends to enter into one or more prearranged common unit repurchase plans under Rule 10b5-1 of the Securities Exchange Act of 1934 (the "10b5-1 Plan").  Under the 10b5-1 Plan, the Partnership's third-party broker will have authority to repurchase common units in the open market or through privately negotiated transactions in accordance with the terms of the plan. The l0b5-1 Plan will permit repurchases commencing on or about August 6, 2010, unless the plan is terminated earlier in accordance with its terms.

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)

EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;
  our operating performance and return on invested capital as compared to those of other companies in the retail distribution of refined petroleum products business, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is calculated as earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the Partnership's performance in a manner similar to the method management uses, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, this measure is consistent with the manner in which the Partnership's debt covenants in its material debt agreements are calculated. Both the Partnership's 10.25 percent Senior Note agreement and its bank credit facility contain covenants that restrict equity distributions, acquisitions, and the amount of debt it can incur. Under the most restrictive of these covenants, which is found in the bank credit facility, the agent bank could step in and control all cash transactions for the Partnership if we failed to comply with the minimum availability or the fixed charge coverage ratio. The Partnership is required to maintain either availability (borrowing base less amounts borrowed and letters of credit issued) of $43.5 million or a fixed charge coverage ratio of 1.1 to 1.0 (Adjusted EBITDA being a significant component of this calculation). This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

Each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

Conference Call: Star Gas management will host a webcast and conference call Wednesday, August 4 at 11:00 a.m. (ET). The webcast is available at www.star-gas.com/events.cfm and at www.vcall.com. The Conference call dial-in is 888-335-0893 (or 970-315-0470 for international callers).

Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com where unitholders may request a hard copy of Star's complete audited financial statements free of charge.

Forward Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of future environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; and general economic conditions. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010 and its Annual Report on Form 10-K for the year ended September 30, 2009, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
(in thousands)	2010	2009
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 43,951	$ 195,160
Receivables, net of allowance of $8,446 and $6,267, respectively	106,074	58,854
Inventories	62,851	62,636
Fair asset value of derivative instruments	6,652	14,676
Current deferred tax asset, net	24,940	30,135
Prepaid expenses and other current assets	20,545	15,437
Total current assets	265,013	376,898

Property and equipment, net	43,971	37,494
Long-term portion of accounts receivables	662	504
Goodwill	202,803	182,942
Intangibles, net	59,552	20,468
Long-term deferred tax asset, net	1,300	36,265
Deferred charges and other assets, net	6,721	9,555
Total assets	$ 580,022	$ 664,126

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$ 15,788	$ 17,103
Fair liability value of derivative instruments	276	665
Accrued expenses and other current liabilities	70,061	64,446
Unearned service contract revenue	40,066	37,121
Customer credit balances	33,533	74,153
Total current liabilities	159,724	193,488

Long-term debt	82,797	133,112
Other long-term liabilities	30,821	31,192

Partners' capital
Common unitholders	331,516	332,340
General partner	397	309
Accumulated other comprehensive income (loss), net of taxes	(25,233)	(26,315)
Total partners' capital	306,680	306,334
Total liabilities and partners' capital	$ 580,022	$ 664,126

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
(in thousands, except per unit data - unaudited)	2010	2009	2010	2009

Sales:
Product	$ 130,168	$ 126,404	$ 942,646	$ 959,433
Installations and service	46,593	41,265	134,666	131,586
Total sales	176,761	167,669	1,077,312	1,091,019
Cost and expenses:
Cost of product	93,345	85,100	669,573	658,511
Cost of installations and service	40,066	37,447	128,255	130,790
(Increase) decrease in the fair value of derivative instruments	2,324	(9,656)	(5,770)	(15,064)
Delivery and branch expenses	45,076	44,776	169,770	180,903
Depreciation and amortization expenses	4,083	3,744	11,179	15,853
General and administrative expenses	5,748	5,302	16,447	15,556
Operating income (loss)	(13,881)	956	87,858	104,470
Interest expense	(3,103)	(4,119)	(11,258)	(13,487)
Interest income	1,421	1,305	2,750	3,593
Amortization of debt issuance costs	(660)	(564)	(1,988)	(1,732)
Gains (loss) on redemption of debt	--	--	(1,132)	9,740
Income (loss) before income taxes	(16,223)	(2,422)	76,230	102,584
Income tax expense (benefit)	(6,232)	(498)	33,681	3,852
Net income (loss)	$ (9,991)	$ (1,924)	$ 42,549	$ 98,732
General Partner's interest in net income (loss)	(47)	(8)	194	423
Limited Partners' interest in net income (loss)	$ (9,944)	$ (1,916)	$ 42,355	$ 98,309

Per unit data (Basic and Diluted):
Net income (loss) available to limited partners	$ (0.14)	$ (0.03)	$ 0.60	$ 1.30
Less dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60 (EITF 03-06)	--	--	0.07	0.23
Limited Partner's interest in net income (loss) under FASB ASC 260-10-45-60	$ (0.14)	$ (0.03)	$ 0.53	$ 1.07

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	69,469	75,774	70,819	75,774

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (Unaudited)

	Three Months Ended June 30,
(in thousands)	2010	2009

Net loss	$ (9,991)	$ (1,924)
Plus:
Income tax benefit	(6,232)	(498)
Amortization of debt issuance cost	660	564
Interest expense, net	1,682	2,814
Depreciation and amortization	4,083	3,744
EBITDA from continuing operations	(9,798)	4,700

(Increase) / decrease in the fair value of derivative instruments	2,324	(9,656)
Adjusted EBITDA	(7,474)	(4,956)

Add / (subtract)
Income tax benefit	6,232	498
Interest expense, net	(1,682)	(2,814)
Provision for losses on accounts receivable	1,088	2,371
Decrease in accounts receivables	93,573	75,933
Increase in inventories	(565)	(15,993)
Increase in customer credit balances	8,673	11,586
Change in deferred taxes	(5,420)	--
Change in other operating assets and liabilities	(4,130)	(19,176)
Net cash provided by operating activities	$ 90,295	$ 47,449

Net cash used in investing activities	$ (68,555)	$ (814)

Net cash used in financing activities	$ (31,362)	$ (5,137)

Home heating oil gallons sold	34,900	43,000

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (Unaudited)

	Nine Months Ended June 30,
(in thousands)	2010	2009

Net income	$ 42,549	$ 98,732
Plus:
Income tax expense	33,681	3,852
Amortization of debt issuance cost	1,988	1,732
Interest expense, net	8,508	9,894
Depreciation and amortization	11,179	15,853
EBITDA from continuing operations	97,905	130,063

(Increase) / decrease in the fair value of derivative instruments	(5,770)	(15,064)
(Gains) / loss on redemption of debt	1,132	(9,740)
Adjusted EBITDA	93,267	105,259

Add / (subtract)
Income tax expense	(33,681)	(3,852)
Interest expense, net	(8,508)	(9,894)
Provision for losses on accounts receivable	6,570	9,257
(Increase) decrease in accounts receivables	(41,717)	4,350
(Increase) decrease in inventories	1,871	(10,595)
Decrease in customer credit balances	(44,425)	(24,806)
Change in deferred taxes	30,368	--
Change in other operating assets and liabilities	10,502	11,089
Net cash provided by operating activities	$ 14,247	$ 80,808

Net cash used in investing activities	$ (71,187)	$ (5,655)

Net cash used in financing activities	$ (94,269)	$ (36,545)

Home heating oil gallons sold	287,100	328,500

CONTACT:  Star Gas Partners
          Investor Relations
          203/328-7310

          Darrow Associates
          Chris Witty
          646/438-9385
          cwitty@darrowir.com